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Available Information

Roth CH Acquisition I Co., a Delaware corporation (“ROCH”), Roth CH Acquisition I Co. Parent Corp., a Delaware corporation (“ParentCo”), Roth CH Merger Sub LLC, a Delaware limited liability company (“Merger Sub LLC”), Roth CH Merger Sub Corp., a Delaware corporation (“Merger Sub Corp”) and PureCycle Technologies LLC, a Delaware limited liability company (“PCT”), have entered into an agreement and plan of merger (the “Merger Agreement”) pursuant to which ROCH will acquire PCT for consideration of a combination of shares in ParentCo and assumption of indebtedness. In connection with the proposed transactions, ParentCo intends to file with the SEC a registration statement on Form S-4 that will include a proxy statement for the stockholders of ROCH that also constitutes a prospectus of ParentCo. ROCH urges investors, stockholders and other interested persons to read, when available, the preliminary proxy statement/prospectus as well as other documents filed with the SEC because these documents will contain important information about ROCH, ParentCo, PCT and the Proposed Transactions. After the registration statement is declared effective, the definitive proxy statement/prospectus to be included in the registration statement will be mailed to stockholders of ROCH as of a record date to be established for voting on the Proposed Transactions. Stockholders will also be able to obtain a copy of the proxy statement/prospectus, without charge by directing a request to: Roth CH Acquisition I Co., 888 San Clemente Drive, Suite 400, Newport Beach, CA 92660. The preliminary and definitive proxy statement/prospectus to be included in the registration statement, once available, can also be obtained, without charge, at the SEC’s website (www.sec.gov).

Participants in the Solicitation

ROCH, ParentCo, PCT and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed transactions under the rules of the SEC. Information about the directors and executive officers of ROCH is set forth in ROCH’s Prospectus relating to its initial public offering (the “IPO Prospectus”), which was filed with the SEC on May 6, 2020. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the stockholders in connection with the proposed transactions will be set forth in the proxy statement/prospectus when it is filed with the SEC. These documents can be obtained free of charge from the sources indicated above.

On November 16, 2020, ROCH made available a video presentation of the proposed transactions by including a hyperlink to such pre-recording in a press release distributed to the public. Following is a transcript of the video presentation:

Roth CH Acquisition I Co. Business Combination Announcement with PureCycle Technologies

November 16, 2020

Speakers

John Lipman – Chief Operating Officer and Board Member, Roth CH Acquisition I Co.

Mike Otworth – Chief Executive Officer, PureCycle Technologies

Michael Dee – Chief Financial Officer, PureCycle Technologies

David Brenner – Chief Commercial Officer, PureCycle Technologies

John Lipman: Good morning, everyone, and thank you for participating in today's conference call to discuss the Roth CH Acquisition and PureCycle business combination. Joining us today are myself, John Lipman, COO and Board Member of Roth CH, as well as Mike Otworth, CEO of PureCycle, Michael Dee, CFO, and David Brenner, Chief Commercial Officer. On today's webcast, Roth CH has made available a slide presentation that we’ll follow along with the presenters’ commentary. The presentation, as well as the Form 8-K containing the merger agreement, can be found at the website of the US Securities and Exchange Commission at www.sec.gov. The presentation is also available for download on Roth CH’s website at www.rothch.com.

Please review the disclaimers included therein and refer to that as a guide for today's webinar. Also, statements we make during this call that are not statements of historical facts constitute forward looking statements that are subject to risks, uncertainties and other factors that could cause our actual results to differ from historical results and or from our forecast, including those set forth in Roth CH’s Form 8-K filed today and the exhibits thereto. For more information, please refer to the risks, uncertainties and other factors discussed in Roth CH’s SEC filings. All cautionary statements that we make during this call are applicable to any forward looking statements we make wherever they appear. You should carefully consider the risks, uncertainties and other factors discussed in Roth CH’s SEC filings. Do not place undue reliance on forward looking statements, which we assume no responsibility for updating. In addition, statements made today regarding any expected cash and equity ownership following the transaction do not take into account any possible redemptions of existing Roth CH shareholders prior to the business combination.

And so now I'd just like to give a quick little recap again. John Lipman, COO and Board Member at Roth CH. Roth CH did its IPO on May 4th. We raised seventy six and a half million dollars, and it is a partnership of two investment banks, Roth Capital Partners and Craig-Hallum Capital Group. I'm a partner at Craig-Hallum. The idea of in genesis of this SPAC was to find a great growth company that fit within the verticals that we cover and follow and bank, and write research, and do trading business in. And we were looking for this dynamic growth company. We looked at dozens of different businesses, and we came across PureCycle. And it was just a deal too good to be true. We've looked at this for several months and worked at this transaction, and are really excited about the opportunity for three factors, three reasons.

The first is we think it's a tremendous market opportunity. The market for polypropylene is about 160 billion pounds that are used a year globally, and only 1% of them– 1% of it – is recycled. Most of that polypropylene that's used ends up in landfills and in the ocean. And the 1%, it's very difficult to bring polypropylene back to a clear virgin, odorless resin. And so we think that opportunity is enormous. The impact on the climate, etc., are enormous as well. Another thing that we really like about the opportunity, is we feel this is a moat around the business. So the technology was licensed out of Procter and Gamble. The company spent well over six years and millions of dollars perfecting this technology, and also building a feasibility plant. And we believe there's a barrier to entry with the IP that they have created around recycling this polypropylene back to a virgin-like resin. The other things that we like about the business – we think it's a significantly de-risked business. The company recently, a few weeks ago, raised $250 million in a 20-year tax exempt municipal bond. In order to raise the 20-year capital, the company got 20-year feedstock supply agreements and 20-year offtake agreements for production for its first facility in Ironton, Ohio. So we think significant de-risked, Fortune 500 companies and large strategic partners that have not only invested in the business, but are also taking the feedstock– supplying the feedstock and taking the offtake. So today with us again, Mike Otworth, CEO of the company, Michael Dee, CFO of the company, recently joined us, 20 plus-year Morgan Stanley veteran, also former CFO of Graf Industrial, a SPAC that just acquired Velodyne Lidar for $1.6 billion. Delighted to have him on board. And David Brenner, Chief Commercial Officer, first employee of the company. So with that, I'm going to turn it over to Mike Otworth. Really appreciate your time and consideration, and listening to our story.

Mike Otworth: Thanks, John, and good morning, this is Mike Otworth, I am the CEO of PureCycle and I've been involved in many early stage technology companies over the years, and this one is far and away the best intersection of a really compelling global, unmet need, and a highly enabling technology, enabling of solving that big global unmet need. So we're very excited about telling you more about this opportunity this morning. And I'll let Michael Dee, our Chief Financial Officer, introduce himself.

Michael Dee: Thank you very much, Mike. I am Michael Dee, 26 years at Morgan Stanley, a career spread equally between the U.S., Europe and Asia. I then went to Temasek Holdings, where I was a senior managing director responsible for their international operation, ultimately became the CFO of the Asian Infrastructure Investment Bank – China's $100 billion development bank. After that, I came back, started Graf Industrial with my business partner, Jim Graf. We looked at over 200 companies and one of the leading candidates that we saw was PureCycle. While our timing didn't quite line up with our SPAC and we did Velodyne, we were very excited and came back to Mike as soon as possible and said, “How can we help with the company?” After working together for a good part of this year, I'm really excited that Mike has asked me to join the company as CFO and I'm very, very excited. This is a really tremendous opportunity on a number of different levels. Let me turn it over to David Brenner, employee number one, and our Chief Commercial Officer.

David Brenner: Thanks, Michael. David Brenner, spent the last four years building the offtake, feedstock strategy. Came from Deloitte, where I was a senior manager and really focused on taking this forward from a global perspective on the offtake and feedstock side. With that, I'll turn it back over to Mike to walk through the details of PureCycle.

Mike Otworth: Thanks, David. So as I mentioned earlier, this is a very big market opportunity, and it's very broadly understood that today that there is a big issue with too much waste stream plastic leaking into the environment. The largest single category of plastics used today is polypropylene and polypropylene is recycled at a very poor, less than one percent rate internationally and it's difficult to recycle. Technology up until PureCycle came along just didn't have an answer to being able to recycle waste stream polypropylene into a form that could be made into high value applications. So this technology was introduced to us by virtue of a long standing relationship that we've had with Procter & Gamble, and they had worked on perfecting this invention. So now we're at seven years in in terms of R&D and we had spent along with P&G over $100 million up to the point that we recently closed the $250 million municipal bond offering, which will enable us to complete the financing for the first commercial plant. As John mentioned in his intro, P&G had done a quite excellent job of building a moat of intellectual property around this invention. It was very well constructed. The technology is well protected and so, you know, going forward, we realized, OK this is a very doable do in terms of execution, but it is a big execution task and will require a consortium of powerful partners and customers and strategic partners. I'm quite proud of the job our team has done in assembling a really a list of blue chip names who have helped us in the past to get to where we are today and will continue to help us going forward. You know, investors are always interested in risk and how we've managed to de-risk the Company up to this point. And, you know, I'm pleased to say that much progress has been made in that regard and completing a major bond financing required us to do a number of things that were de-risking the company in meaningful ways, including having all of the offtake from the first plant pre-sold for the duration of the bond, which is 20 years. Likewise, we had to have feedstock supply agreements for that same 20 years, something that's almost unheard of in the industry. Nonetheless, our team was able to accomplish those things and I think it positions PureCycle very well going forward. I think the risk profile for the company is now very manageable and the market demand for our product is, I think it's fair to say, off the charts.

This slide just shows a bit of the historical background of where we came from and how we've progressed to where we are today. P&G called us about this opportunity – they have been working on it for a number of years. They had advanced it to the point of having a kind of benchtop apparatus and they had engaged in a relationship with a company called Phasex to further advance the technology to a larger scale. We came on the scene and started to hire our own engineering resources to validate what had been determined by P&G’s engineering resources.

Then once we engaged in the municipal bond raising process, there was an engineering firm called Leidos who did very extensive due diligence on the company, the business model and the technology. They compiled a very lengthy report for the benefit of potential bond buyers and concluded that indeed this was a well thought through business model and a technology that's quite robust and scalable to the scale that we plan to operate plants at.

This just details a bit of the challenges with polypropylene and there is indeed enormous demand for polypropylene in the market. Growth continues at a steep rate, but polypropylene is broadly used because it is a quite versatile plastic. It has a lot of structural integrity. It's used for everything from yogurt cups all the way to car bumpers and it's quite persistent in the environment. It doesn't break down. It's recycled at a very low rate and historically mechanical recycled polypropylene yields something that looks black or grey and often has odor. It's just not suitable for use in very high value applications. Because of that, it's often not collected. It ends up leaking out into the environment and ends up in our waterways and ultimately into the oceans. So a big part of our mission, at PureCycle, is to fix that problem by virtue of being able to make high value products, things that are very, can be used in very high value products, in a variety of industries, and will enable collection mechanisms across geographies to want to aggregate waste stream polypropylene and supply it to us such that we can purify it and make it into a form that's essentially indistinguishable from virgin.

This just demonstrates a bit about the growth rate and the demand globally for polypropylene. It continues to grow, yet recycling rates aren't growing. So what's really needed is a game changing, transformational technology that will drive higher utilization of recycled polypropylene and that's our mission and that's what we will succeed in doing going forward. Here we're talking a bit about what's happening globally in terms of regulations and so our customers are now willing to pay a premium over the price of virgin resin, and they're willing to do that for two reasons. One of which is the fact that countries around the world are starting to implement regulations that are aimed at curbing the use of single use plastics. They're doing that so it will reduce the amount of plastics that are leaking out into the environment. And, you know, some of these measures are rather punitive in nature. The big volume users of plastics around the world know that they're going to have to take, you know, very substantial action to try to increase the amount of recycled plastic that they're using, while reducing their utilization on single use plastics. So in the area of polypropylene, we believe PureCycle represents the best answer and certainly the best answer that will enable companies to increase their usage of recycled plastic without having to make serious compromises in terms of appearance and physical properties. And they certainly have to make major compromises today with mechanically recycled plastic. Next slide, please.

The slide demonstrates a bit of the difference between what mechanically recycled polypropylene is typically used for today and what our customers will be able to use our resin for. So you see, the black pellets, that's what and that's what recycled polypropylene often looks like today. You have all different colors that are ground up. And so, as we know, when you mix every color of the rainbow, you end up with black. And, you know, this type of dark colored resin is used for things like trash cans and battery casings. But it can't be used for applications where you need bright brand colors, where you need food-contact grade resin, and where you the typical types of products and packaging that represent premium products are rather inconsistent with so, you know, what you can make out of mechanically recycled plastic today. We're changing that in a very dramatic way. And so, as I said, customers can use our resin, they can use it interchangeably with virgin resin, and they can make, you know, the same brand colors with the same appearance in the same degree of hygiene that that they expect from virgin resin today. So I want at this point to transition the presentation over to our chief commercial officer, David Brenner, and David has been responsible for putting together agreements for offtake and our supply agreements and owns the customer relationships and many of our strategic relationships. So. Thanks, David. Please go forward.

David Brenner: Great thank you. So I’ll jump to Slide 16 here. Talk a little bit about the process, the process is patented by P&G. We'll talk in a few moments about the details of the licensing agreement that we have with P&G. But what's unique about the process is that we operate at a unique set of temperatures and pressures that really allow polypropylene to dissolve into an alkane solvent. This allows for optimal conditions to extract contaminants out of the polypropylene. We then take that polypropylene and push it through filtration media that allows us to restore essentially the virgin attributes to waste polypropylene. What's unique about our process is that we're using unit operations that are well known and available in the industry today at much larger scales than what's required for our industrial operations. Because this is a physical process, we don't use any chemical reactions or catalysts. And this really results in our non-renewable energy profile being about one fourth in the amount of non-renewable energy as virgin. Jumping to the next slide here, I'll spend a few moments providing an overview of the license agreement between PCT and P&G. We have a global license agreement with P&G to bring this technology and online and make it as pervasive in the marketplace as possible. With that being said, we are able to license or sub-license the technology to our partners with P&G approval. And P&G also has a grant back to sub-license the technology. We pay P&G a royalty that is essentially has a cap on it based on the number of units operational.

And we have also the ability to own the improvements that we make to the process. Those are licensed back to P&G and P&G is responsible for enforcing any infringement upon the IP. From here I'll talk a little bit about what we've done on the commercial side as we've scaled the technology. And so on slide 18, you'll see a picture of what we call our feedstock evaluation unit. The FEU really came online in July of 2019 it is the scaled demonstration of our technology. It has processed both feedstocks from the US and Europe and we've produced a range of grades, low, medium and high. This is based on viscosity and not quality. The FEU was instrumental in closing our bond offering, which occurred in October, really allowed for the finalization of the Leidos Independent Engineer report, about a 90 page report that really evaluated the viability of the technology, the operability and scalability. From here, I'll talk a little bit about the facility layout and overview so you can see on the southern portion of the campus, we have our feedstock evaluation unit, which we brought online in July. On the western portion of the campus you can see the existing assets that we acquired when we purchased the land. And then in the northern portion of the facility, you can see the second phase of the project, which began last month. In total, this is about twenty six acres and it's a decommissioned dow polystyrene facility, comes or came with about one hundred and fifty thousand square feet of warehouse space.

And the phase two of the process, the industrial line, which will produce about one hundred and seven million pounds per year, will come online in the second half of 2022. One of the things that was required to close the solid waste municipal bond with Piper Sandler was a demonstration of both feedstock for the duration of the bonds as well as offtake agreements. And we've been fortunate to have built a strong set of strategic partners. And if we jump to slide 20, you'll really see what has been driving our growth. Both our strong strategic partnerships in the industry, recognition that we've received has resulted in a tremendous amount of unsolicited requests coming in from both the feedstock side as well as from the offtake side. To date, we have over three hundred of these requests that our team have worked through and we have evaluated about 145 different feedstocks across 60 different suppliers. Switching gears a little bit I’ll talk about feedstock for a moment. These evaluations of feedstock that were independently performed really looked at the chemical or technical makeup of the feedstock we received. We were able to disposition the percentage of polypropylene versus the other polymers or plastic and contaminants within that material. We then structured contracts with our suppliers that were really based on PureCycle paying for the percentage of polypropylene. We created floors in these contracts so our suppliers never got inverted by supplying us.

And then we created a mechanism, whereas the price of virgin resin moved, our suppliers received a portion of that upside. These three factors really allowed us or facilitated us to sign these long term agreements where the supply for Plant 1 is oversubscribed. I'll also mention that these feedstock agreements are also structured with a minimum and a maximum at our option, which gives us maximum flexibility. From here, I'll spend a few minutes talking about our offtake agreements, jumping to the next slide. Thank you. So our offtake agreements are very similar to our feedstock agreements in that we structure them with a minimum and maximum at our option. These are long term agreements, are structured in a way where we also were able to sign short term non-binding letters of intent. And when you combine these offtake agreements with these letters of intent, we're about four times oversold for the first facility. What's most interesting to me though, is what we've seen from the pricing of our resin, which is on slide 23, the basis of PureCycle and the fundamental business principle that started the company was that PureCycle had to be cost competitive with virgin, and we also needed to deliver quality on par with virgin. However, as sustainability shifted from really a corporate governance pillar to a requirement for the brands, we saw, the premium that we were able to charge steadily increased from a five cent premium to 10 cents to 20 cents to 30 cents. And once we got to a 30 cent premium, we really shifted the model to de-link from the price of virgin.

And for the last year we've offered our agreements between a dollar fifty and two dollars a pound. This puts the blended pricing for plant 1 around 90 cents. And even though agreements have been signed between a dollar fifty and two dollars a pound, we've used the dollar for subsequent plants for the sake of conservatism. And you can see the orange bar here that really shows the potential pricing upside that exists in the model today. But I think mostly, jumping to the next slide here, when you look at what we've had to do for Plant 1, it really creates a strong foundation and a springboard for subsequent plants. Plant 1 required us to think long and hard about our feedstock strategy, the right partners, the right structure for that feedstock, how to ensure we were getting high quality polypropylene. We also were required to sign long term offtake agreements. A lot of our offtake partners for plant 1 have requirements or the obligation to purchase material from subsequent plants, which gives us a tremendous amount of head start in selling other facilities. And then the independent evaluation that has occurred by a number of people in the industry has really created a strong foundation and understanding of the process that allows us to scale globally. With that being said, I'll turn it over to Michael Dee, our chief financial officer, to talk about a global scaling and the details of the transaction. Michael?

Michael Dee: Thank you very much, David. One thing to keep in mind at a very, very high level is that our large size plants will be 165 million pound plants. That means that it would take 1,000 plants today to be able to recycle all of the polypropylene that's being produced. Obviously, it's going to take a while to get there, and we're at the beginning and very front end of a very long journey. While we have plans to go out to 30 and ultimately 50 plants, what I want to focus on initially is what we call the first wave. So this is the first wave. This is our first seven plants and this is the way we will meet our objective of having over a billion pounds of production in 2024. So it starts out with where the feedstock evaluation unit is now. That's a 107 million pound plant in Ironton, Ohio, right next to the FEU. The bond issue has raised the financing for that and we are beginning construction right now. The next plant will be in Europe. We're looking for siting right now. That plant will also be 107 million pounds. But then it gets interesting and we move into what we call our cluster strategy. Our cluster strategy as we move up in plant size from 107 million pounds to 165 million pounds, and we co-locate five production lines in one industrial area, likely to be in the southeastern United States. Now, when you look at these charts, you'll see the green section on the bar. That is all the work that we do before we begin construction. The blue, lighter blue component is what we do in construction, and typically the construction takes about 23 months. The dark blue is the ramp up period where we begin to increase production, bringing it up to the full line. Now, having a cluster model is extremely efficient for us. The area that we're looking at has two rail lines and it sits on the ship channel. So it gives us tremendous connectivity logistically into North America and will allow us to sell our offtake at relatively inexpensive rates all around the world, just from shipping. But it also has the advantage that it all sits on a common shared infrastructure. So rather than having the infrastructure for five plants, it is much cheaper to do that than to have it for five single plants. So as we look ahead, we believe this cluster model is going to allow us to get to maximum production, while we continue to have such high demand at high prices.

Next slide, please. So what we do here, the light blue, light green looks at a 107 million pound plant, but for purposes of our discussion from a high level, let's focus on where the red dotted line is. That's a 165 million pound plant. Now, let me start with the price per pound assumption. So what we're looking at here is a dollar a pound for third party sales. As David mentioned, we’ll be selling roughly 15 percent to P&G at the commodity price. So a dollar a pound is where we start for our revenues. Then we have our feedstock costs. This is the raw material that goes in. We will be the best bid in the market for feedstock, and therefore, we have that at about 14 cents. And we've already proven with plant 1 that we can sign long term contracts and source that feedstock. Then we get to the operating costs. The plant actually is a continuous process facility. You put feedstock in one end and it takes probably 14 to 16 hours before it comes out fully refined at the other end. Now, in looking at that 27 cents a pound operating cost, main thing that I would note is energy is only 5 cents a pound. That is a quarter, roughly a quarter, according to Leidos, of the energy that's necessary to create commodity polypropylene from oil. So we use one fourth of the energy. Consumables, which are some of the filters, add maybe another 5 cents, included in that 27 cents. We have certain disposal and transportation costs. That's about 10 cents. It's not very labor intensive. That's about another 5 cents. And then some corporate overhead. So when you look at the two together, feedstock costs and operating costs, that gives us EBITDA margins per pound, roughly about 55 to 60 percent. Now unlevered free cash flow, the only difference from EBITDA is maintenance capex, given that these are modular processes that are used all over the world, we actually are able to estimate that very accurately, and that only works out to about 2 cents per pound. So EBITDA per pound is a pretty good sense of roughly where cash flow will be. Now what's important is to go back up to the top and we use a dollar a pound, but we're already signing contracts at a dollar fifty a pound, and we already have letters of intent at two dollars a pound. Obviously, that doesn't change any of our feedstock costs, nor our operating costs, so anything we're able to do above a dollar a pound ultimately will lead us to higher EBITDA and higher cash flows.

Next slide. So this is the financial model. Let me just spend a minute on this. What you'll see on the yellow line across, near the bottom, is EBITDA and in the red box, what we do is focus on ’23 and ‘24. Now, if you look at ‘23, you'll see we have five plants on the top row that are operational, increasing to seven plants, the first wave, in 2024. In 2024, we’ll have over a billion pounds of installed capacity and we'll be operating at about 86 percent of capacity, producing just under 900 million pounds a year. In 2023 though, we're only operating at 30 percent of capacity, and the reason for this is that most of those plants are coming on in the latter part of the year. So it's merely a timing situation. So 2024 is really the first year at which we'll be operating at capacity, and really being able to show what we can do. If you look down at the very bottom row, you'll see the maintenance capex numbers that are very low. Next slide, please.

So let me give you a little bit of an overview of the transaction itself. So we'll start in the middle up at the top. Post transaction valuation, we'll have about 118.3 million shares outstanding at the end of the transaction. At 10 dollars a share that would be 1.2 billion dollars. To get to enterprise value, we add the debt, we subtract out the cash, we will have net cash, and therefore the enterprise value is 826 million dollars. That's about 1.8 times the 450 million EBITDA that we're targeting in 2024. If you look down at the bottom below that, the pro forma ownership, what you'll see is that the sponsors or the, what's called the founder shares, are only about 1.8 percent of the total. The SPAC itself is somewhat on the smaller side, which is good for us, at 7.7 million shares, 77 million in trust. The PIPE that we've raised is 250 million dollars. That's another 25 million shares. And then the pre-money valuation of PureCycle, 83.5 million shares or 835 million dollars. If you look at the chart, the pie chart off on the bottom right, you'll see at the end of the transaction, PureCycle will own just over 70 percent, and the existing investors in the PIPE will own right around 30 percent. Now in this slide, there's two important things that I want to point out. The first is that everyone who currently owns shares in PureCycle will be rolling them into the new transaction. No one who currently owns PureCycle will be selling shares for cash. The second point that I think is important and involved with this as well, is the management lockup and the earnout. This is a very unusual lockup and it's intended to show the confidence that management and founding shareholders have in the ability to get the first plant up and running. Key management and founding shareholders have agreed to lock up 50 percent of their shares until plant 1 is commissioned, and that would occur in the second half of 2022. Commencing six months from the close, there will be a 2 million share earnout once the stock is above 18 dollars for 20 of 30 consecutive days. Many SPACs, including my former SPAC, have earnouts that operate in the 12 to 15 dollar range. So this is a good stretch earnout and one that we hope to be able to attain. In addition, there'll be an earnout on the final commissioning of plant 1. So you can think of it as a bit of a stick, in terms of the lock up for shareholders until plant 1 is commissioned, and a carrot, which is the 2 million share earnout when plant 1 is commissioned. Final thing I would note here is these set of transactions will be bringing approximately 667 million dollars of new cash to PureCycle, which will assist in building out the remaining plants. Thank you. Next slide.

This is an attempt at a valuation slide. It’s really quite difficult to find a company quite like PureCycle, but what's important here is, I think to look at the bottom row in the blue on each of those rows. So starting from the top, the blue, you can see we have a very, very high revenue CAGR over a few years. That's compared with environmental services and process technology companies. We also expect to attain very high EBITDA margins because of the scarcity of our product relative to the demand. And then finally, the enterprise value over EBITDA multiple that we've used is only 8.8 times. This is comparison with commodity chemical companies that may trade around the low eights, but you can see that it could be articulated that it's a four to five turn discount to where other companies trade. Obviously, this is looking forward and comparing it to forward looking estimates for other companies today. Next slide. So this slide, if you look at the top set of bars, what you'll see is where if the transaction was trading at 16 to 20 times 2024 EBITDA, would be very, very high enterprise value between 7 and 9 billion dollars. But our valuation today of enterprise value of 826 million, that's a 90 percent discount to where we think that could be trading in the future. The bottom component is the valuation approach that we use. We're very thorough and nowhere in this are we trying to be overly aggressive. We are trying to be fair and accurate and taking account of future net debt and potential future equity raise. This looks at the sources and uses. You can see in the top right, the uses, the first top half of the slide is the bond and pre-PIPE issuance. This is really for plant 1. You can see most of the funds there going to plant 1 development. On the bottom is the funds raised from the SPAC and the PIPE. And again, 240 million, the majority of that going to fund future plants.

So let me just finish with a slide. This is a slide that for my opinion, when I was looking at this from our prior SPAC, these are some of the things that really stuck out to us as being interesting. The first is the technology. What's important to understand here is this is coming from Procter & Gamble. Procter & Gamble spends approximately two billion dollars a year on its research and development. They have approximately 8,000 full time R&D professionals, of which 1,000 of them are PhDs. In fact, this particular process was led and developed by one of those PhDs who is also the head of Sustainable Material Development at Procter & Gamble, Dr. John Layman. Second is that the commercialization of this technology has been significantly de-risked, and I would say that's in two parts. The first is that, as David mentioned, in the process of getting ready for the bond, we have sold plant 1 volume out over two times and have letters of intent for an additional two times that production. A lot of work has gone into the feedstock evaluation unit, which is a smaller scale, but yet has really given us great insight into how to scale up the technology. We've also significantly de-risked the transaction by securing both the debt funding initially and now the funding through the SPAC, which will carry us on for many years. Third, David has talked about this, the premium pricing and the fact that we can lock in contracts over a period of time. We have a very scarce product. Polypropylene is extremely difficult to recycle.

And in fact, up until now, there has been no way to effectively recycle those one hundred and seventy billion pounds a year back to a virgin state, virtually identical to the commodity itself. Fourth, blue-chip customers, partners and strategic investors. We do not intend to go on this journey alone. In every aspect of the business, we are looking for the highest quality partners. We want to work with the best in class, and we want to work with them all over the world. We are extremely excited with the number of partners that we have, the continued interest in partnering with us. And this is going to again also circle back and help us de-risk the transaction because we are working with the best in the business.

Finally, this transaction generates a significant amount of EBITDA, very attractive economics, but we haven't tried to go to the edge of the envelope. We've modeled in a dollar a pound for our offtake at a time when we know customers are already contracting to purchase at a dollar fifty. We've used a multiple that we think is very reasonable and we think that going forward there will be significant upside in that. We've used discount rates of 20 percent when a number of people thought we could use 10 or 15. But we are a pre-revenue company. We're early in this journey and despite all the work that we've done, we really want to continue to grow, develop, work with our partners, and we're extremely excited at the very, very high quality of PIPE investors that we have. And we really believe this is the beginning of a very, very long and successful journey. On that note, I will stop. I will thank you. And we appreciate everyone's input. Thank you.

John Lipman: And on behalf of the SPAC, we really appreciate you taking the time to listen to this call and look forward to reporting and updating more exciting information about this merger in the coming months. Thank you.